Exhibit 99.1

BOINGO WIRELESS APPOINTS LANCE ROSENZWEIG TO BOARD OF DIRECTORS

LOS ANGELES — July 17, 2014 — Boingo Wireless (NASDAQ: WIFI), the leading DAS and Wi-Fi provider that serves consumers, carriers and advertisers worldwide, today announced the appointment of Lance Rosenzweig as an independent member of the company’s Board of Directors, effective immediately.

Mr. Rosenzweig is the Chief Executive of Aegis USA and brings more than 20 years of executive leadership experience managing and accelerating revenue growth for public and private companies across the wireless, mobile, finance and business process outsourcing (BPO) industries. Mr. Rosenzweig was a pioneer of the highly profitable business process outsourcing industry as founder and CEO of Los Angeles-based PeopleSupport, which was acquired by Aegis USA in 2008. In addition to his role as CEO of Aegis USA, he serves on the boards of technology and mobile companies Quality Systems Inc. (NASDAQ: QSII) and Apptera Inc.

“Lance’s decades of experience in leading and advising highly successful public companies in the technology and wireless sectors will help us develop strategies and scale our business, including our significant opportunities in cellular Distributed Antenna System networks, Wi-Fi advertising, military broadband and IPTV, and Wi-Fi carrier offloading,” said David Hagan, CEO of Boingo Wireless.

About Boingo Wireless

Boingo Wireless, Inc. (NASDAQ: WIFI) helps the world stay connected.  Our vast footprint of small cell networks cover more than a million DAS and Wi-Fi locations and reaches more than 1 billion consumers annually — in places as varied as airports, stadiums, universities, and military bases. For more information about the Boingo story, visit www.boingo.com.

Contact:

Boingo Wireless, Inc.

Katie O’Neill

Phone: 310-689-1163

Email: koneill@boingo.com

Boingo, Boingo Wireless, the Boingo Wireless Logo and Don’t Just Go. Boingo are registered trademarks of Boingo Wireless, Inc. All other trademarks are the properties of their respective owners.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements” that involves risks, uncertainties and assumptions. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks” “believes,” “estimates,” “expects” and similar references to future periods. These forward-looking statements include the quotations from management in this press release, as well as any statements regarding Boingo’s strategic plans and future guidance. Forward-looking statements are based on the company’s current expectations and assumptions regarding its business, the economy and other future conditions. Since forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. The company’s

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actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions, as well as other risk and uncertainties described more fully in documents filed with or furnished to the Securities and Exchange Commission (“SEC”), including Boingo’s Form 10-K for the year ended December 31, 2013 filed with the SEC on March 17, 2014, and Form 10-Q for the quarter ended March 31, 2014 filed with the SEC on May 12, 2014. Any forward-looking statement made by Boingo in this press release speaks only as of the date on which it is made. Factors or events that could cause the company’s actual results to differ may emerge from time to time, and it is not possible for Boingo to predict all of them. Boingo undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.